THE J.P. Morgan U.S. Small Company Portfolio
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
05/24/01	Integrated Circuit Systems, Inc. (ICST)

Shares            Price         Amount
75,975  	  $15.00	$1,139,625.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue     J.P. Morgan Funds
$0.75       N/A		0.675%	           1.525%

  Broker
Lehman Brothers, Inc.

Underwriters of Integrated Circuit Systems, Inc. (ICST)

Underwriters     	                   Number of Shares
Lehman Brothers, Inc.                         4,527,900
J.P. Morgan Securities, Inc.                  2,316,600
Robertson Stephens, Inc.                      2,316,600
Bear Stearns & Co., Inc.                      1,263,600
PMG Capital                                     105,300
CIBC World Markets Corp.                        100,000
A.G. Edwards & Sons, Inc.                       100,000
Prudential Securities, Inc.                     100,000
Chatsworth Securities LLC                        60,000
Edward D. Jones & Co., LP                        60,000
Legg Mason Wood Walker, Inc.                     60,000
Midwest Research                                 60,000
Raymond James & Associates, Inc.                 60,000
Sanders Morris Harris                            60,000
Wedbush Morgan Securities                        60,000
Total                                        11,250,000